CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated October 25, 2018, accompanying the financial statements of Insured Municipals Income Trust, Series 688 (included in Invesco Unit Trusts, Municipal Series 1266) as of June 30, 2018, and for the period from July 19, 2016 (date of deposit) through June 30, 2017 and for the year ended June 30, 2018, and the financial highlights for the period from July 19, 2016 (date of deposit) through June 30, 2017 and for the year ended June 30, 2018, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-208036) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 25, 2018